Exhibit 10-9

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION
and
ASTORIA FINANCIAL CORPORATION
DIRECTORS’ RETIREMENT PLAN

Effective January 1, 1990, as amended and restated effective April 1, 2006 and further amended and restated effective January 1, 2009

1.
Directors eligible to participate (“Eligible Directors”) in this Directors’ Retirement Plan (the “Plan”) shall only be those who serve, or have served, on or after January 1 1990, as directors on the Board of Directors of Astoria Federal Savings and Loan Association (the “Association”) or the Board of Directors of Astoria Financial Corporation (the “Company”) and are not and were not, on or before the date they have separated from service with any and all such Boards on which they have served (such date, for each director, the “Separation from Service”), full-time employees of the Association or institutions merged with the Association prior to the formation of the Company, or of companies merged with or acquired by the Association or Company thereafter.  Any Eligible Director who becomes a full-time employee of the Association or the Company on or before the director’s Separation from Service shall cease to be an Eligible Director, and shall no longer be able to participate in this Plan.

2.
The mandatory retirement age for members of the Board of Directors of the Association shall be as set forth in the Bylaws of the Association, as amended from time to time, as in effect on January 1, 1990 or, if later, the date on which the individual became an Eligible Director.

3.
The mandatory retirement age for members of the Board of Directors of the Company shall be as set forth in the Bylaws of the Company, as amended from time to time, as in effect on January 1, 2004 or, if later, the date on which the individual became an Eligible Director.

4.	For purposes of determining benefits (the “Monthly Benefits”) under Paragraph 5 hereof the following definitions shall apply;

(a)
Full Years of Service shall be the greater of years of service for the Board of Directors of the Association or the Company.  Years of Service on the Board of Directors of an Acquired Company shall be recognized as Years of Service with the Association or the Company in the case of any Eligible Director who (i) served on the Board of Directors of an Acquired Company immediately prior to its acquisition by the Association or the Company and (ii) became a member of the Board of Directors of the Association or the Company immediately upon such acquisition.  In the event of a Change of Control (as defined below), Years of Service shall be computed as if the Eligible Director's service had continued through May 31st of the calendar year in which the Eligible Director's current term would expire.

(b)
Monthly Fee for any Eligible Director as of any date shall mean the aggregate of the following: (i) one-twelfth of the annual retainer(s) rate in effect for service as a director of the Boards of Directors of the Association and the Company, (ii) one-twelfth of the annual retainer in effect for service as chairman of a committee of the Boards of Directors of the Association and the Company of which such Eligible Director is chairman; and (iii) one-twelfth of the aggregate per-meeting fees (if any) actually paid to such Eligible Director for attendance at meetings of the Board of Directors of the Association and the Company and any committees thereof during the twelve consecutive calendar month period ending with the month that includes the date in question.

(c)	Acquired Company shall mean Fidelity New York, F.S.B., The Greater New York Savings Bank, Long Island Bancorp, Inc, and The Long Island Savings Bank, FSB.

5.	The Monthly Benefit to which an Eligible Director shall be entitled shall be based upon the following vesting schedule:

Full Years of Service	Monthly Benefit, calculated by multiplying the percentage below by the Monthly Fee

Less than 10	0%
10	50%
11	55%
12	60%
13	65%
14	70%
15	75%
16	80%
17	85%
18	90%
19	95%
20 or more	100%

In the case of an Eligible Director who has received or is eligible to receive a benefit under another director retirement plan for service as a director of an Acquired Company, the Monthly Benefit payable under this Plan (when expressed as a single life annuity) shall be reduced by the monthly benefit paid or payable under such other plan (when expressed as a single life annuity payable at the same time as the Monthly Benefit is payable under this Plan).

Except as provided below with respect to Monthly Benefits which become payable following a Change of Control (as defined below), the Monthly Benefit shall be paid as follows:

(a)
Normal Retirement:  Monthly Benefits shall be paid monthly commencing on the first day of the month following retirement upon reaching the later of the mandatory retirement ages set forth in the Bylaws of the Company and the Association as in effect on January 1, 2004 and January 1, 1990, respectively, or, if later, the date on which the individual became an Eligible Director.

(b)
Early Retirement:  Monthly Benefits shall be paid monthly commencing on the later of the first day of the month following retirement or the first day of the month following attainment of age 65. For purposes of the Plan and subject to Paragraph 11, Early Retirement shall include all manner and means by which an Eligible Director ceases to serve as a director of the Company and the Association, excluding only normal retirement, removal for cause or, as provided in Paragraph 8, death.

(c)
Disability:  Monthly Benefits shall be paid monthly commencing on the first day of the month following the date an Eligible Director ceases to serve on the Boards of Directors of the Company and the Association as a result of such Eligible Director’s disability, within the meaning of Paragraph 7 below.

6.	The Plan is intended to be an unfunded plan and the Monthly Benefits will be paid as due by the Association from its general assets.

7.
In the event that an Eligible Director’s service on the Boards of Directors of the Company and the Association ceases as a result of such Eligible Director’s disability, the Board of Directors of the Association may waive or accelerate the vesting of the Monthly Benefit that would otherwise be determined according to the vesting schedule in  Paragraph 5 of the Plan for such Eligible Director up to 100% of the Monthly Fee received by the Eligible Director..  Disability for this purpose shall mean any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of at least twelve (12) months and as a result of which either: (a) the Eligible Director is unable to engage in any substantial gainful activity or (b) the Eligible Director has been receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Eligible Director’s employer, as determined by the Board of Directors of the Association in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

8.
All benefits payable to an Eligible Director pursuant to the Plan shall terminate with the monthly payment made for the month that includes the date of death of the Eligible Director, unless the Eligible Director elects that benefits be paid in one of the following optional forms:

(a)	a single lump sum payment

(b)	fixed monthly installments for 120 months

(c)	a joint and 100% survivor annuity

Where the Eligible Director has made such an election, benefit payments to a Beneficiary shall be made in accordance with the form of payment elected, and, if payments to the Eligible Director have not yet begun, shall commence as of the first day of the month following the later of the date of the Eligible Director’s termination of service on both the Boards of the Association and the Company or the date when the Eligible Director would have attained age 65 if he had survived to such date.  An election of an optional form of payment shall be in writing in the form and manner determined by the Board of Directors of the Association and must be made (i) within thirty (30) days of the date the director first becomes an Eligible Director.  An Eligible Director who is also entitled to a benefit under another plan for service as a director of The Long Island Savings Bank, FSB or Long Island Bancorp, Inc. shall be deemed to have elected fixed monthly installments for 120 months.  An Eligible Director who is also entitled to a benefit under another plan for service as a director of The Greater New York Savings Bank shall be deemed to have elected a joint and 100% survivor annuity form of payment with his spouse as his contingent annuitant.  The amount of any optional form of payment shall be determined by, and on the basis of, reasonable interest rate and mortality assumptions prescribed by an enrolled actuary selected by the Board of Directors of the Association such that the actuarial present value of the payments made under the optional form of payment are equivalent to the actuarial present value of the payments that would be made in the form of a single life annuity.

Where an Eligible Director elects a form of payment with a guaranteed minimum number of payments, the Eligible Director may designate a beneficiary or beneficiaries for any payments remaining to be made at the time of his death by filing a written notice with the Corporate Secretary prior to the Eligible Director’s death, in such form and manner as the Corporate Secretary may prescribe.  An Eligible Director who has designated a beneficiary or beneficiaries may change or revoke such designation prior to the Eligible Director’s death by means of a similar written instrument.  Where an Eligible Director elects a joint and survivor annuity form of payment, the Eligible Director may designate a contingent annuitant by filing a written notice with the Corporate Secretary prior to the commencement of payments or the Eligible Director’s death (whichever is earlier), in such form and manner as the Corporate Secretary may prescribe.  An Eligible Director who has designated a contingent annuitant may change or revoke such designation prior to the commencement of payments or the Eligible Director’s death (whichever is earlier) by means of a similar written instrument.  If no beneficiary shall have been designated or if any such designation shall be ineffective, or in the event that no designated beneficiary survives the Eligible Director, payments due to a beneficiary shall be paid in a single lump sum to the Eligible Director’s personal representative, or if no personal representative is appointed within six (6) months after the Eligible Director’s death or such longer period as the Board of Directors of the Association deems reasonable in its discretion, to his surviving spouse, or if he has no surviving spouse, to his then living descendants, per stirpes. If any Eligible Director and any one or more of his designated beneficiary(ies) shall die in circumstances that leave substantial doubt as to who shall have been the first to die, the Eligible Director shall be deemed to have survived the deceased Beneficiary(ies).  The presence of substantial doubt for such purposes shall be determined by the Board of Directors of the Association in its sole and absolute discretion.  If the Eligible Director's designated contingent annuitant does not survive him, then no survivor benefit shall be paid under a joint and survivor annuity form of payment.

In the event sn Eligible Director dies prior to the commencement of his Monthly Benefit without having elected an optional form of benefit that provides payments to a beneficiary or contingent, a lump sum death benefit shall be payable to such person's designated beneficiary and, if there is no designated beneficiary, to such person's surviving spouse and, if there is no surviving spouse, to such person's estate.  Such payment shall be made within thirty days after the Eligible Director's death and shall be in an amount equal to the accrued pension liability in respect of the Eligible Director calculated under generally accepted accounting principles and recorded on the books of the Company and/or the Association.

Notwithstanding anything in the Plan to the contrary, an Eligible Director may alternatively elect, in writing prior to January 1, 2009, that all benefits payable to him after December 31, 2008 under this Plan and all other plans under which he is eligible to receive retirement benefits for services as an outside director of the Association, the Company or their predecessors or successors, other than The Greater New York Savings Bank Retirement Plan for Non-Employee Directors, be paid in a single lump sum at the later of January 1, 2009 or the benefit commencement date specified in such plans.  Such an election shall have no effect on any rights of such Eligible Director to benefits or services under The Greater New York Savings Bank Retirement Plan for Non-Employee Directors.

9.	(a)
A Change of Control means, with respect to an Eligible Director:  (a) a change in ownership of the Eligible Director's Service Recipient; (b) a change in effective control of the Eligible Director’s Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Eligible Director's Service Recipient.  Service Recipient means with respect to an Eligible Director on any date:  (i) the corporation for which the Eligible Director is performing services on such date; (ii) all corporations that are liable to the Eligible Director for the benefits due to him under the Plan, but only if such benefits are due to the performance of service by the Eligible Director to the corporation or there is a bona fide business purpose for such corporation to be so liable, and no significant purposes of such liability is the avoidance of Federal income tax; (iii) a corporation that is a majority shareholder of a corporation described in section (i) or (ii) above; or (iv) any corporation in a chain of corporations each of which is a majority shareholder of another corporation in the chain, ending in a corporation described in section (i) or (ii) above.  The existence of a Change of Control shall be determined by the compensation committee of the Board of Directors of the Company (the “Committee”) in accordance with section 409A of the Code and the regulations thereunder.

(b)	In the event of a Change of Control, the Association shall pay:

(i)	If the Eligible Director’s service as a director of the Company and the Association is terminated on or before the second anniversary of the effective date of the Change of Control and the Eligible Director so elects in writing (either within thirty (30) days after the date the director first becomes an Eligible Director, or, if later, prior to January 1, 2009), on the date thirty (30) days following the later of such  termination of service, or such Change in Control, to the Eligible Director a lump sum payment equal to the present value of the Monthly Benefits to which such Eligible Director is then entitled under the Plan, where such present value is determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans (or, if no such rate is prescribed, the rate prescribed under section 417(e)(3) of the Code) for the month in which the Eligible Director’s termination of service as a director occurs; or

(ii)
In all other cases, to a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Association or the Company with the approval of the Eligible Director (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Eligible Director (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”) to be established for the benefit of the Eligible Director at the time of the Change of Control, an amount actuarially determined to be sufficient to pay to the Eligible Director, for the purpose of paying to the Eligible Director the Monthly Benefit, or such other optional form of benefit which the Eligible Director has otherwise elected under Paragraph 8 of this Plan, provided pursuant to the Plan as such benefit would be payable to the Eligible Director under the terms of the Plan but for the Change of Control.

To the extent of any payment under Paragraph 9(b)(i), the Association shall have no further liability with respect to the payment of benefits to the Eligible Director under the Plan. The Association shall continue to be liable for the payment of benefits under the Plan to the extent of any shortfall in the funds held in trust for the payment of benefits pursuant to Paragraph 9(b)(ii). To the extent that upon the conclusion of the payment from the trust of all benefits due to an Eligible Director under the Plan there is an excess in the funds held in trust for the benefit of the Eligible Director, such excess shall be returned to the Association.

(c)	The Association shall pay all taxes, trustee’s fees and other administrative charges or expenses associated with the establishment or continuance of such Rabbi Trust.

10.	(a)
Whenever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine or the neuter.

Any reference to a Paragraph shall be to a Paragraph of the Plan, unless otherwise indicated.

(b)
The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall rights be liable for or subject to debts, contracts liabilities or torts. This Plan shall be binding upon the Association and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or other person or firm or corporation to which all or substantially all of the assets and business of the Association may be sold or otherwise transferred.

(c)
The Association shall indemnify, hold harmless and defend its Eligible Directors against their reasonable costs, including legal fees, incurred by them or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce terms of the Plan.  Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Eligible Director incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Eligible Director’s right to reimbursement; provided, however, that the Eligible Director shall have submitted to the Association documentation supporting such expenses at such time and in such manner as the Association may reasonably require.

(d)	A determination that any provision of the Plan is invalid or unenforceable shall not effect the validity or enforceability of any other provision hereof.

(e)
Failure to insist upon strict compliance with any terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be in writing, designated as a waiver, and signed by the party against whom enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(f)
The Plan shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.  The federal and state courts having jurisdiction in Nassau, Suffolk and New York Counties, New York shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan or in any way relating to the rights or obligations of any person under, or the acts or omissions of the Board of Directors of the Company and/or the Association or any duly authorized person acting in their behalf in relation to, the Plan.  By accepting participation in this Plan, the Eligible Director, for himself and any other person claiming any rights under the Plan through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the sole jurisdiction of such courts for the adjudication and resolution of such disputes.  The filing of any action, suit or proceeding in any other jurisdiction shall result in a forfeiture of all benefits due under the Plan to or in respect of the person making such filing.

(g)
The Association shall have the right to retain a sufficient portion of any payment made under the Plan to cover the amount required to be withheld pursuant to any applicable federal, state and local tax law.

(h)
Nothing in this Plan shall be held or construed to establish any deposit account for any Eligible Director or any deposit liability on the part of the Association. An Eligible Directors’ rights hereunder shall be equivalent to those of a general unsecured creditor.

(i)
The Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company and the Board of Directors of the Association.  If the Plan is terminated, no further benefits shall be earned, but benefits earned through the termination date will continue to be paid at the times and in the manner provided under the Plan.

(j)
The Plan shall be administered by the Committee.  The Committee shall have the exclusive right to interpret the Plan and to decide any matters arising in connection with the administration and operation of the Plan and to take all other necessary and proper actions to fulfill its duties as administrator.  Any action taken or omitted by the Committee with respect to the Plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on the Company, the Association and Eligible Directors.

The Committee shall not be liable for any actions by it under the Plan, unless due to its own negligence, willful misconduct or lack of good faith.  The Committee shall be indemnified and held harmless by the Company and/or the Association from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company and/or the Association fails to provide such defense upon the request of the Committee.  The Committee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty.

11.
Notwithstanding anything herein contained to the contrary, any payments or benefits provided to an Eligible Director pursuant to this Plan by the Association are subject to and conditioned upon compliance with Section 18K of the Federal Deposit Insurance Act, 12 U.S.C. § 1825(k), and any regulations promulgated thereunder.

12.
The Plan is intended to be a non-qualified deferred compensation plan described in section 409A of the Code.  The Plan shall be operated, administered and construed to give effect to such intent.  In addition, the Plan shall be subject to amendment, with or without advance notice to Eligible Directors and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of Eligible Directors and other interested parties, to the extent necessary to effect such compliance.  Notwithstanding anything in the Plan to the contrary, no payment shall be made prior to, and shall, if necessary, be deferred to and paid on the later of the Eligible Director's separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and, if the Eligible Director is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his or her separation from service, the first day of the seventh month following the Eligible Director's separation from service.  Each amount payable under this plan that is required to be deferred, shall be deposited on the date on which, but for such deferral, the Company or the Association would have paid such amount to the Eligible Director, in a Rabbi Trust and payments made shall include earnings on the investments made with the assets of the Rabbi Trust attributable to the deferred amount, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

Dated: December 31, 2008	Astoria Federal Savings and Loan Association

	By:	/S/ Alan P. Eggleston
Alan P. Eggleston
Executive Vice President, Secretary and General Counsel

Dated: December 31, 2008	Astoria Financial Corporation

	By:	/S/ Alan P. Eggleston
Alan P. Eggleston
Executive Vice President, Secretary and General Counsel